File No. 811-6268

    As filed with the Securities and Exchange Commission on July 14, 2000.
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              Amendment No. 1 to
                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it expressly adopts as its own the registration of its predecessor, SBM Certificate Company, a Minnesota corporation, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection therewith submits the following information:

Name:                       SBM CERTIFICATE COMPANY

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          2 Wisconsin Circle, Suite 700, Chevy Chase, Maryland 20815

Telephone Number (including area code): (301) 961-1513

Name and Address of Agent for Service of Process:

 JOHN J. LAWBAUGH, 2 Wisconsin Circle, Suite 700, Chevy Chase, Maryland 20815

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES [X]*         NO [  ]

*Previously filed. Registrant intends to expressly adopt the registration statements of its predecessor for all purposes under the Securities Act of 1933 and the Securities Exchange Act of 1934, at the appropriate time.


                                  SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the City of Chevy Chase and the State of Maryland on this 14th day of July, 2000.

                                    BY:  SBM Certificate Company


                                    BY: /s/JOHN J. LAWBAUGH
                                        -------------------
                                        John J. Lawbaugh
                                        President


Attest: /s/BRIAN P. MURPHY
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        Brian P. Murphy
        Director